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                       MUNICH AMERICAN REASSURANCE COMPANY

                         Automatic Reinsurance Agreement
                             effective April 1, 2000

                                     between

                FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
                            WORCESTER, MASSACHUSETTS
                     (hereinafter called the Ceding Company)

                                       and

                       MUNICH AMERICAN REASSURANCE COMPANY
                                ATLANTA, GEORGIA
                            (hereinafter called MARC)

                                 Treaty ID: 1689

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                                TABLE OF CONTENTS

Article I           Basis of Reinsurance                                       1
Article II          Mode of Notification and Cession                           2
Article III         Liability of MARC                                          2
Article IV          Plan of Reinsurance                                        2
Article V           Reinsurance Premiums                                       4
Article VI          Tax Procedures                                             4
Article VII         Claims                                                     5
Article VIII        Policy Changes                                             6
Article IX          Accounting                                                 7
Article X           Expenses of Original Policy                                8
Article XI          Errors and Omissions                                       8
Article XII         Retention Limit Changes (Recapture)                        8
Article XIII        Inspection of Records                                     10
Article XIV         Insolvency                                                10
Article XV          Arbitration                                               10
Article XVI         Parties to Agreement; Entire Agreement                    11
Article XVII        Duration of Agreement; Termination                        11
Article XVIII       Effective Date; Execution                                 13

Exhibit I           Reinsurance Submission Form
Exhibit II          Limits and Special Conditions
Exhibit III         Retention Limits of the Ceding Company
Exhibit IV          Life Reinsurance Premiums
Exhibit V           Accidental Death Reinsurance Premiums
Exhibit VI          List of Risks Reinsured
Exhibit VII         List of Amendments
Exhibit VIII        In-Force Summary Form
Exhibit IX          Underwriting Guidelines

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ARTICLE I           BASIS OF REINSURANCE

                    1. On and after the effective date of this agreement, the Ceding Company will automatically cede to MARC its quota share as defined in Exhibit II. MARC will automatically accept such quota share within the limits shown in Exhibit II, provided the Ceding Company keeps its retention share and applies its simplified issue underwriting standards in Exhibit IX. The Ceding Company's regular retention limits are shown in Exhibit
                         III. Normal underwriting standards are explained in paragraph 7 of this article.

                    2. If the Ceding Company is already on the risk for its regular retention under previously issued policies, MARC will automatically accept reinsurance up to the limits shown in Exhibit II, provided the Ceding Company has applied the same underwriting rules it would have applied if the new policy had fallen completely within its regular retention.

                    3. If the Ceding Company retains less than its regular retention on a risk, MARC will automatically accept an amount not exceeding the amount retained by the Ceding Company on the current application.

                         Facultative Submissions

                    4. The Ceding Company may submit any risk that is eligible for automatic reinsurance to MARC for its underwriting opinion. If such risk is acceptable, it will be reinsured automatically under this agreement.

                    5. In addition, the Ceding Company may apply to MARC for facultative reinsurance of any individual life risk. An application may include waiver of premium disability or accidental death benefits with life. The Ceding Company may apply for reinsurance of accidental death benefits without life.

                    6. The Ceding Company will make such facultative submissions by sending MARC copies of all papers relating to the insurability of the risk, together with a Reinsurance Submission Form (Exhibit I). MARC will examine the papers and notify the Ceding Company of its underwriting action promptly. Any offer made by MARC will expire as indicated in the offer unless the Ceding Company withdraws its application earlier. If no expiration date is shown in the offer, the offer will expire after 120 days from the date of the offer. The Ceding Company must notify MARC of its acceptance of an offer before the expiration of the offer and during the lifetime of the insured.

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                         Underwriting Standards

                    7. The Underwriting Guidelines in Exhibit IX will be used to determine underwriting risk classifications, unless the Ceding Company and MARC agree to use an alternative method. The Ceding Company should discuss any proposed changes in underwriting standards, requirements, or other criteria with MARC before implementation.

ARTICLE II               MODE OF NOTIFICATION AND CESSION

                    1. There will be no individual cessions for risks reinsured hereunder. Instead, each month the Ceding Company will supply MARC with three lists containing the information shown in Exhibit VI, "List of Risks Reinsured," Exhibit VII, "List of Amendments," and
                         Exhibit VIII, "In-Force Summary." The Ceding Company will submit all monthly lists to MARC no later than the tenth day of the following month. In addition, the Ceding Company will submit quarterly reserve reports. These are described in Article IX, "Accounting."

                    2. If the Ceding Company chooses to report its reinsurance transactions via electronic media, it will consult with MARC to determine the appropriate format. The Ceding Company will notify MARC before making any changes in the data format or code structure of any such reports.

ARTICLE III              LIABILITY OF MARC

                         For automatic reinsurances, MARC's liability will begin at the same time as the Ceding Company's liability. For facultative submissions, MARC's liability will begin at the same time as the Ceding Company's liability if all the requirements of Articles I and II have been met.

ARTICLE IV               PLAN OF REINSURANCE

                    1. Life reinsurance will be ceded on the risk premium basis for the net amount at risk under the policy. The Net Amount at Risk Reinsured will be rounded to the nearest dollar. It will be calculated monthly for interest sensitive and universal life policies, and annually for all other policies.

                         Interest Sensitive and Universal Life

                         a. The Net Amount at Risk Reinsured will equal the Proportion of the Policy Reinsured multiplied by the difference between the death benefit and the cash value included in the death benefit. The Proportion of the Policy Reinsured will be as stated in Exhibit II. Any increase or decrease in the death benefit will be shared proportionately

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                              by the Ceding Company and MARC until the Ceding
                              Company has reached its retention limit.
                              Additional increases will be assumed by MARC subject to the provisions for increased amounts specified in Article VIII and Exhibit II.

                              Traditional Permanent Plans

                         b. The Net Amount at Risk Reinsured will be the Total Net Amount at Risk for the policy year multiplied by the proportion the total initial amount reinsured with MARC bears to the total amount of insurance under the original policy. The Total Net Amount at Risk will be the difference between the total amount insured under the policy and the terminal reserve at the end of the policy year. Such terminal reserve will be based on the Ceding Company's reserve standard, unless the Ceding Company and MARC have agreed on an alternative method.

                              Level Term for Twenty Years or Less

                         c. The Net Amount at Risk Reinsured during all years will be the initial amount reinsured. Terminal reserves will be disregarded.

                              Annually Reducing Term

                         d. The Net Amount at Risk Reinsured will be the total death benefit for the policy year multiplied by the proportion the total initial amount reinsured with MARC bears to the total amount of insurance under the original policy.

                              Monthly Reducing Term

                         e. For premium calculation, the Net Amount at Risk Reinsured will be the mean of the total death benefits for the first month of the respective policy year and the first month of the next following policy year multiplied by the proportion the total initial amount reinsured with MARC bears to the total amount of insurance under the original policy.

                    2. Reinsurance of waiver of premium disability and accidental death benefits will agree with the Ceding Company's original policy forms. The Ceding Company must furnish MARC with copies of its waiver of premium disability and accidental death riders and keep MARC informed of any changes.

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ARTICLE V                REINSURANCE PREMIUMS

                    1.   The reinsurance premium rates for life insurance are in
                         Exhibit IV. The reinsurance premium rates for accidental death benefits are in Exhibit V.

                    2. The reinsurance premiums for waiver of premium disability benefits will be the following percentages of the premium that the Ceding Company charges the insured on the initial amount of reinsurance:

                                  FIRST YEAR            RENEWAL YEARS
                                  ----------            -------------
                                      0%                     90%

                    3. The Ceding Company will pay the reinsurance premiums for traditional policies annually in advance. These premiums will be payable as long as the reinsurance remains in force. If any reinsurance is reduced or terminated, MARC will refund any unearned portion of reinsurance premium except the policy fee.

                    4. MARC cannot guarantee the life reinsurance premium rates for more than one year; however, MARC expects to continue accepting premiums on these rates indefinitely. If MARC increases the reinsurance premiums, then the Ceding Company shall have the right to immediately recapture any business affected by this change as of the date of the increase. The Ceding Company must notify MARC of their intent to recapture within 90 days of the rate increase.

ARTICLE VI               TAX PROCEDURES

                    1. MARC will not reimburse the Ceding Company for a share of the state premium taxes the Ceding Company has to pay.

                    2. Both companies hereby enter into an election under Treasury Regulations Section 1.848-2(g)(8) whereby:

                         a. For each taxable year under this agreement, the party with net positive consideration, as defined in Treasury Code Section 848, will capitalize specified policy acquisition expenses with respect to this reinsurance agreement without regard to the general deductions limitation of
                              Section 848(c)(1).

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                         b.   Both companies agree to exchange information about
                              the amount of net consideration for all
                              reinsurance agreements in force between them to ensure consistency for purposes of computing specified policy acquisition expenses.

                         c. This election will be effective as of the beginning of the taxable year that includes the effective date of this agreement. This election will remain in effect for all future taxable years for which this agreement remains in effect.

ARTICLE VII              CLAIMS

                    1. If the Ceding Company pays a claim in full, MARC will pay the Ceding Company the full Net Amount at Risk Reinsured for the policy year of death. For monthly decreasing term plans, MARC's share will be the total death benefit under the policy for the month of death multiplied by the proportion the initial amount reinsured with MARC bears to the total amount of insurance under the original policy. If the Ceding Company pays less than the full amount of a claim, MARC and the Ceding Company will share proportionately in the reduction.

                    2. If any special expenses are involved in the settlement of a claim, MARC and the Ceding Company will share the expenses proportionately. Such special expenses include, but are not limited to, court and arbitration costs, special investigations, etc. The following will not be considered special expenses:

                         a. Salaries of the Ceding Company's and MARC's employees

                         b. Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits that the Ceding Company admits are payable

                         c. Expenses, fees, settlements, or judgements arising out of or in connection with claims made against the Ceding Company for extra-contractual damages, such as punitive damages, bad faith damages, or compensatory damages that may arise from acts or omissions of the Ceding Company in its conduct with its own insured, policy owner, beneficiary or assignee of the policy, or others; provided, however, that MARC will pay its proportionate part of any such expenses, fees, settlements, and judgements to the extent that such expenses, fees, settlements, and judgements result directly from acts or omissions of MARC, or acts or omissions of the Ceding Company to which MARC affirmatively consented or that were directed, ratified, or agreed to by MARC.

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                    3.   Both companies will share proportionately in any
                         increase or reduction resulting from an insured's misstatement of age or sex.

                    4. In every case of loss, any proofs acceptable to the Ceding Company will be sufficient for MARC. However, the Ceding Company must furnish MARC with copies of the proofs.

                         Contestable Claims

                    5. The Ceding Company must give MARC advance notice of any contestable claim if the claim amount exceeds $125,000 of the life or waiver of premium disability risk is reinsured by MARC. Contestable claim amounts up to and including $125,000 will be handled by the Ceding Company without giving MARC advance notice. The Ceding Company must also give MARC advance notice of any contestable accidental death claim if the accidental death benefit is reinsured hereunder. On request, the Ceding Company will submit all papers relating to any such claim to MARC for its opinion before making any commitment or payment to the claimant.

ARTICLE VIII             POLICY CHANGES

                    1. The Ceding Company will include any changes in the List of Amendments described in Exhibit VII.

                    2. If the face amount or death benefit is increased according to procedures in the policy, the Net Amount at Risk Reinsured and the Proportion of the Policy Reinsured will be recalculated. Such increases are subject to the submission of satisfactory evidence of insurability and will therefore be treated as new issues, subject to the provisions of Article I and the limitations shown in Exhibit II. Reinsurance premiums for such increased amounts will be calculated as for other new issues.

                    3. If any portion of the total insurance retained by the Ceding Company on any life is reduced or terminated, the amount of reinsurance carried by the Ceding Company on that life will be reduced in the same proportion as that between the new and the original sums insured.

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                    4.   If an original policy is changed to reduced paid-up
                         insurance, MARC will share in the total amount of reduced paid-up insurance in the same proportion as it shared in the original amount insured before such change to reduced paid-up insurance.

                    5. If an original policy is changed to extended term insurance, MARC's proportion of the Total Net Amount at Risk under the policy will remain unchanged.

                    6. If a policy is reinstated in accordance with its terms and the Ceding Company's reinstatement rules, the reinsurance will be restored with the same net amount at risk and other benefits as if no change had occurred. The premium will be appropriately adjusted.

ARTICLE IX               ACCOUNTING

                    1. Within the first ten days of each calendar month, the Ceding Company will send MARC the List of Risks Reinsured, the List of Amendments, and the In-Force Summary, including all the information required by Exhibits VI, VII, and VIII.

                    2. If the Ceding Company owes MARC, it will remit the amount owed with the statement. MARC will remit any amount it owes the Ceding Company within twenty working days after receiving the statement.

                    3. Within the first ten days of each calendar quarter the Ceding Company will submit to MARC a listing of the reserves for all in-force risks reinsured under this agreement as of the end of the preceding quarter. This list will include the following:

                         a.   Life insurance amount reinsured
                         b.   Life insurance reserve reinsured
                         c.   Substandard reserve reinsured
                         d. WPD-active life reserve (if disability is reinsured)
                         e.   ADB reserve and amount (if ADB is reinsured)
                         f.   Reserve basis for:

                              (i)    Life insurance
                              (ii)   WPD and ADB

                    4. Claim payments will be settled individually when they are due.

                    5. Any debts or credits, in favor of or against either MARC or the Ceding Company with respect to this agreement or any other reinsurance agreement between the Ceding Company and MARC, are deemed mutual debts or credits and will be offset and only the balance will be allowed or paid. The right of

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                         offset will not be affected or diminished because of
                         the insolvency of either party.

ARTICLE X                EXPENSES OF ORIGINAL POLICY

                         The Ceding Company will pay for all medical examinations, inspection fees, and other charges incurred in issuing policies.

ARTICLE XI               ERRORS AND OMISSIONS

                    1. Errors and omissions on any statement or reinsurance record will not affect MARC's liability for any reinsurance under this agreement. Any error affecting reinsurance premiums will be rectified as soon as possible after discovery.

                    2. If the failure of either party to comply with any provision of this agreement is unintentional or the result of a misunderstanding or oversight, both parties will be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.

                    3. This article will not apply to any facultative submission until the Ceding Company has notified MARC of its acceptance of MARC's offer in accordance with
                         Article I.

ARTICLE XII              RETENTION LIMIT CHANGES (RECAPTURE)

                    1. The reinsurance under this agreement will remain in force without reduction as long as the original policy remains in force without reduction, except as provided below.

                    2. If the Ceding Company increases its regular retention limits, it may choose to recapture. Such recapture will increase the total amount the Ceding Company carries on each case up to its then maximum retention. If the Ceding Company chooses to recapture, it must send MARC a written request.

                    3. Recaptures will take effect on the later of the following dates:

                         a. The first policy anniversary date after the Ceding Company notifies MARC of its retention limit increase

                         b. When the policy has been in force for the number of years stated in Exhibit IV

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                         If any reinsurance on any policy reinsured hereunder is
                         recaptured, all other eligible policies must be similarly recaptured, subject to the restrictions herein.

                    4. If the reinsurance to be reduced is shared by two or more reinsurers, the reduction will be prorated among all the reinsurers.

                    5. Reductions or cancellations that were overlooked will be made when discovered. MARC's acceptance of reinsurance premiums after the effective dates of any overlooked reductions or cancellations will not constitute or determine a liability of MARC. MARC will be liable only for a refund of the premium so received.

                    6. No recapture will be made if the Ceding Company retained less than its regular retention or no part of the risk. If there are multiple issues and the Ceding Company is unable to fully retain on a subsequent issue due to previous in force, the Ceding Company is still entitled to recapture as long as the recaptures take place in chronological order, beginning with the oldest policy first. In the case of a first dollar quota share arrangement, the Ceding Company may recapture as long as the original quota share percentage retained by the Ceding Company is continued after the recapture.

                    7. If a waiver of premium disability claim is in effect when recapture takes place, the Ceding Company will recapture the life risk and all other eligible benefits as if there were no waiver of premium disability claim. MARC's liability for these benefits will then cease. The waiver of premium disability reinsurance will remain in effect until the policy is returned to a premium paying status. When that happens, the Ceding Company will recapture the waiver of premium disability benefits.

                    8. If a recaptured waiver of premium claim is resumed because of an extension of the initial disability under the terms of the Ceding Company's policy, MARC will pay its share of the waiver of premium benefit if the Ceding Company pays MARC the reinsurance premium for the period following recapture.

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ARTICLE XIII             INSPECTION OF RECORDS

                         Both MARC and the Ceding Company will have the right to inspect all books, records, and documents relating to the reinsurance under this agreement. Both parties will have the right to make such inspections at any reasonable time at the office of the other party.

ARTICLE XIV              INSOLVENCY

                    1. If the Ceding Company becomes insolvent, MARC will pay all reinsurance directly to the liquidator, receiver or statutory successor without reduction because of the insolvency. The liquidator, receiver, or statutory successor will give MARC written notice of any pending claims on policies reinsured hereunder. Such notice will be given within a reasonable time after a claim is filed in the insolvency proceeding.

                    2. While any such claim is pending, MARC may investigate the claim and interpose in the name of the Ceding Company (its liquidator, receiver, or statutory successor) at its own expense in the proceeding where such claim is to be adjudicated. Any expense thus incurred by MARC will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation. Where two or more reinsurers are participating in the same claim and a majority in interest elects to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreements as though the Ceding Company had incurred such expense.

ARTICLE XV               ARBITRATION

                    1. Any controversy or claim arising out of or relating to this Agreement will be settled by arbitration.

                    2. There must be three arbitrators who must be impartial and must be present or former officers of life insurance or life reinsurance companies other than the parties or their affiliates. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third (the "Umpire"). In the event that either party should fail to choose an arbitrator within thirty (30) days following a written request by the other party to do so, the requesting party may choose two arbitrators who will in turn choose an Umpire before entering upon arbitration. If the two arbitrators fail to agree upon the selection of an Umpire within thirty (30) days following their appointment, either party may ask ARIAS US to appoint the Umpire. However, if ARIAS US is unable to appoint an Umpire who is impartial and who is or was an officer of a life insurance or life reinsurance company other than the parties or their affiliates,

                                       10
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                         then either party may ask a court to appoint the Umpire
                         pursuant to the Uniform Arbitration Act or any similar statute empowering the court to appoint an arbitrator, in which case the requirement that the Umpire be a present or former officer of a life insurance or life reinsurance company shall be waived. In the event that more than one reinsurer is involved in the same dispute, you will cooperate with any reasonable request we make to consolidate the arbitration proceedings.

                    3. The arbitrators will decide all matters by majority vote. They will establish the procedural rules for the arbitration and allocate among the parties the expenses of the arbitration. They shall interpret this Agreement as an honorable engagement and are not bound by the strict formalities of law. They are not empowered to assess punitive damages.

                    4. The award agreed by the arbitrators will be final, and judgment may be entered upon it in any court having jurisdiction.

ARTICLE XVI              PARTIES TO AGREEMENT; ENTIRE AGREEMENT

                    1. This is an agreement solely between the Ceding Company and MARC. MARC's acceptance of reinsurance hereunder will not create any right or legal relationship whatsoever between MARC and the insured or beneficiary under any policy that may be reinsured hereunder.

                    2. This agreement represents the entire agreement between MARC and the Ceding Company concerning the business reinsured hereunder. There are no understandings between MARC and the Ceding Company other than as expressed in this agreement.

                    3. Any change or modification of this agreement will be null and void unless made by an amendment to the agreement and signed by both MARC and the Ceding Company.

ARTICLE XVII             DURATION OF AGREEMENT; TERMINATION

                    1. The duration of this agreement will be unlimited. However, either party to this agreement may terminate it at any time, for new business only, by giving thirty days' notice in writing to the other party. MARC will continue to accept reinsurance during the thirty-day period and will remain liable on all reinsurance already placed in force under the terms of this agreement until such contracts are terminated between the original insured and the Ceding Company.

                                       11
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                    2.   The payment of reinsurance premiums is a condition
                         precedent to the liability of MARC for reinsurance under this agreement. In the event reinsurance premiums are not paid when due, MARC will have the right to terminate all reinsurance coverage of all policies on which reinsurance premiums are in arrears. If MARC elects to exercise this right of termination, it will give the Ceding Company thirty days' written notice of its intention to terminate said reinsurance. Such notice will be sent by certified mail, return receipt requested. The Ceding Company will have until the end of the thirty-day period to pay any premiums that are in arrears. If all the reinsurance premiums that are in arrears are not paid by the end of the thirty-day period, including any that came to be in arrears during the thirty-day period, MARC will be relieved of all liability under those policies as of the last date for which premiums have been paid for each policy. The reinsurance of policies on which reinsurance premiums subsequently become due will automatically terminate as of the last date for which premiums have been paid for each policy, unless the reinsurance premiums on those policies are paid when due. Terminated reinsurance may be reinstated, subject to MARC's approval, within thirty days of the date of termination, upon payment of all reinsurance premiums in arrears. MARC will have no liability for any claims incurred between the date of termination and the date of reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice MARC's right to collect premiums for the period during which reinsurance was in force.

                                       12
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ARTICLE XVIII            EFFECTIVE DATE; EXECUTION

                         The said First Allmerica Financial Life Insurance Company, Worcester, Massachusetts, and the said Munich American Reassurance Company, Atlanta, Georgia, declare that this agreement and all its terms will be effective as of April 1, 2000, and will apply to all eligible policies applied for on and after such date, even though such policies may have been backdated for up to six months to save age. In witness whereof they have by their officers executed and delivered this agreement in duplicate.

                                     FIRST ALLMERICA FINANCIAL LIFE
                                     INSURANCE COMPANY

                                     By     /s/
                                        ----------------------------------

                                     Title  Vice President and Actuary

Attest (illegible)                   Date   5/8/2001
       --------------------------         --------------------------------



                                     MUNICH AMERICAN REASSURANCE COMPANY

                                     By     /s/
                                        ----------------------------------

                                     Title  Vice President

Attest (illegible)                   Date   10/5/00
       --------------------------         --------------------------------

                                       13
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                                    EXHIBIT I

                           REINSURANCE SUBMISSION FORM

                                 Omitted 1 Page

                                   EXHIBIT II

                          LIMITS AND SPECIAL CONDITIONS

The quota share of the Ceding Company to be automatically covered under this agreement, including previous reinsurances ceded to MARC by the Ceding Company on the same life, is defined as follows:

1.   POLICY FORMS

All amounts of new, bank issues of individual life insurance above the Ceding Company's retention share as shown in Exhibit III.

2.   JUMBO LIMITS

Automatic coverage of any risk will be granted only if, according to the Ceding Company's papers, the total amount in force and applied for on the same life with all insurance companies does not exceed the applicable amounts shown below:

     a.   Life (with or without waiver of premium):  $10,000,000

3.   BINDING LIMITS

     a.   Flexible Premium Variable Life sold through banks, Form No. 1036-99

          (i)    Maximum Issue Age: 80

          (ii)   Standard risks written by the Ceding Company in the United
                 States.

          (iii)  90% of the risk, but not more than $225,000 on any one life.

          Automatic reinsurance is provided for increases resulting from changes in existing insurance coverage as provided in the policy, as long as such coverage qualifies as life insurance according to U.S. federal income tax laws and regulations, subject however to the automatic coverage limits defined herein. Increases above the automatic coverage limits will be ceded facultatively.

     b.   Waiver of Premium Disability Benefits

          Waiver of Premium Disability Benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits.

     c.   Accidental Death Benefits

          Accidental death benefits will not be reinsured hereunder unless the Ceding Company and MARC agree to include such benefits hereunder.

4.   SUPPLEMENTARY BENEFIT FORMS

Supplementary benefits to be covered automatically under this agreement will be those provided by the following policy forms:

                                   EXHIBIT III

                     RETENTION LIMITS OF THE CEDING COMPANY
                               FOR THIS AGREEMENT

                                 LIFE INSURANCE

ISSUE
AGES                                    STANDARD
----                                    --------
All Ages                     10% of the risk up to a maximum of $25,000

                    Retention Schedule of the Ceding Company

                               STANDARD THROUGH           SPECIAL CLASSES
                                 TABLE H AND              TABLES J, L & P
                            FLAT EXTRAS OF $20.00      FLAT EXTRAS OF $20.01
           AGES                    OR LESS                   AND OVER
           ----             ---------------------      ---------------------
             0                   $   500,000               $   250,000

          1 - 60                   2,000,000                 1,000,000

          61 - 70                  1,000,000                   500,000

          71 - 80                    500,000                   250,000

         Aviation:  $500,000

                      WAIVER OF PREMIUM DISABILITY BENEFITS

                             Not Reinsured Hereunder

                            ACCIDENTAL DEATH BENEFITS

                             Not Reinsured Hereunder

                                   EXHIBIT IV

                            LIFE REINSURANCE PREMIUMS

1. Life reinsurance premiums for business ceded hereunder will be the following percentages of the 1975-80 Basic Select and Ultimate Mortality Tables Age Nearest Birthday including the older age extension attached hereto:

                                              ALL YEARS
                                              ---------
                    Nonsmoker                     63%
                    Smoker                       128%

2.   Life reinsurance premiums will be calculated as follows:

     a. For standard risks, by multiplying the Net Amount at Risk Reinsured by the appropriate premium rates from the attached schedules.

     b. Life reinsurance premiums for substandard risks subject to a flat extra premium will be the sum of:

          (i) The applicable standard reinsurance premiums, calculated from paragraph a., and

          (ii) The following percentages of the policy annual flat extra premiums applicable to the initial amount of reinsurance hereunder on such risks:

                  TERM OF FLAT
                  EXTRA PREMIUM               FIRST YEAR          RENEWAL YEARS
                  -------------               ----------          -------------
                  More than five years           25%                   90%
                  Five years or less             90%                   90%

3. Periodic listings to be forwarded to MARC by the Ceding Company in accordance with Article II, "Mode of Notification and Cession," will identify smoker and nonsmoker risks.

4. Reinsurances ceded on these rate schedules will be eligible for recapture in accordance with Article XII after they have been in force for at least ten years.

                      TABLE 1 - TABLE C - TABLE 2 - TABLE D

                                 Omitted 8 Pages

                                    EXHIBIT V

                      ACCIDENTAL DEATH REINSURANCE PREMIUMS

                             Not Reinsured Hereunder

                                   EXHIBIT VI

                             LIST OF RISKS REINSURED

 The "List of Risks Reinsured," showing all renewing policies, should be prepared and submitted monthly, quarterly, or annually according to the terms of the agreement. At least once a year at the end of each year, a list must be submitted by the Ceding Company to MARC including ALL risks reinsured under this agreement. Premiums due should be included only for the period being reported. The information required to be shown on such lists is set out below.

 A.  Policy number
 B. Name of insured (MINIMUM is surname and first initial; prefer to have first name and middle initial as well.)
 C.  Sex
 D.  Date of birth (month, day, year)
 E.  Issue age
*F.  Attained age
 G. Policy date (month, day, year) or date of increase/decrease in specified amount
 H.  Transaction code (in force)
     1.   First year, newly reported (i.e., new business)
     2. First year, previously reported (i.e., renewal business in first policy year)
     3.   Renewal
 I. Substandard rating (table, mortality percentage, flat extra amount and duration. Show multiple of standard for ADB or WPD.)
 J.  Plan or plan code (IF more than one plan is covered by the agreement)
 K.  Underwriting class (smoker, nonsmoker, preferred, etc.)
 L.  Specified amount issued (life, ADB, WPD)
 M. Death benefit option (i.e., cash value INCLUDED IN or IN ADDITION TO the specified amount)
*N.  Current death benefit (under original policy)
 O.  Proportion reinsured this policy (where applicable)
 P.  Amount reinsured
 Q.  Current Reinsurance amount at risk
 R.  Reinsurance premium (life, ADB, WPD)
*S.  Net cash amount due MARC (life, ADB, WPD)
*T.  Automatic or facultative
*U.  Currency code if not U.S. currency

 *Desirable but not required

 There should be separate subtotals for all items listed below. Each subtotal should include:

 Policy count                  (life-separately for new business, renewals, and
                               combined)
 Reinsurance amount at risk    (separately for new business, renewals and
                               combined)
 Reinsurance premium           (separately for new business, renewals and
                               combined)
 Reinsurance commission        (separately for new business, renewals and
                               combined)
 Net amount due MARC           (separately for new business, renewals and
                               combined)

 The various policy details including reinsurance amount at risk and proportion reinsured shown on the "List of Risks Reinsured" should correspond to the in force AFTER any changes reported concurrently on the "List of Amendments." We need a grand total each reporting period for policy count in force and reinsurance amount at risk in force (separately for new business, renewals, and combined). A separate total of ADB in force is needed. This need not be separated into new business and renewals.

 A grand total of reinsurance premium and net amount due MARC, including all in force and amendments, should be shown (separately for first year, renewals, and combined categories). Separate totals should be provided for life, ADB, and WPD. This may be shown on the "List of Risks Reinsured" or may be included in a separate summary.

 Where premiums for more than one period are being reported on a single list, the basic identification (policy number, name of insured, sex, date of birth, age, and policy date) need be shown only one time on the first line for the policy. Subsequent lines should each relate to a different period and the period involved should be indicated.

 Although an increase or decrease in the specified amount will not, as a rule, result in the issuance of a new policy, the amount of such increase or decrease should be reported separately from the base specified amount so that differences in premium rates can be reflected. For example, the amount of increase in specified amount might involve a substandard rating that differs from the rating for the base specified amount. In any such case, it might be a good idea to assign a separate policy number suffix.

 Any significant deviations from these reporting guidelines must be agreed to by MARC.

                                   EXHIBIT VII

                               LIST OF AMENDMENTS

 Each "List of Amendments" (monthly, quarterly, or annual) should show details for each policy for which any transaction (see codes 4-12 below) occurred which has an effect on either the reinsurance amount at risk or reinsurance premium. The basic policy details to be shown include the following:

 a.  Policy number
 b.  Name of insured
*c.  Date of birth
 d.  Transaction code (changes to in force)
      4.  Termination without value
      5.  Policy not placed (NTO)
      6.  Surrender (full or partial)
      7.  Reinstatement
      8.  Increase in specified amount
      9.  Decrease in specified amount
     10.  Conversion or change of plan (e.g., Option A to Option B)
     11.  Death
     12.  Other (Please describe)
          Under item 12, we would like you to describe any other amendments such as partial recapture, full recapture, table rating reduction, etc.
 e.  Effective date of transaction
 f. Net increase or decrease in reinsurance amount at risk from the reinsurance amount at risk last reported to MARC before the change
 g.  Reinsurance premium adjustment (separately for first year/renewal)
 h.  Net adjustment due MARC (separately for fist year/renewal)
 i.  Currency code if not U.S. currency

 Subtotals of policy count and reinsurance amount at risk should be provided for each transaction code where the transaction is such that the life policy count in force is altered by the transaction. For items g and h only grand totals are required (separately for first year/renewal/combined).

 The premium adjustments should include adjustments UP TO the current reporting period (e.g., month, quarter). Premiums for the current reporting period should appear on the "List of Risks Reinsured."

 It is not necessary to adhere strictly to the set of transaction codes shown above as long as the amendments are clearly identified and appropriate subtotals and totals can be provided.


 *Desirable but not required

                                  EXHIBIT VIII

                              IN-FORCE SUMMARY FORM

                                 Omitted 1 Page

                                   EXHIBIT IX

                             UNDERWRITING GUIDELINES

                                 Omitted 5 Pages